Exhibit 10.1

December     , 2005

SI INTERNATIONAL, INC.

NOTICE OF STOCK OPTION ACCELERATION OF VESTING

To:

SI INTERNATIONAL, INC. (the “Company”) is pleased to announce that we will accelerate the vesting of certain outstanding stock options granted to you pursuant to the Company’s stock option plans and stock incentive plans (collectively, the “Plans”).  Effective as of December 7, 2005, your outstanding stock options granted pursuant to the Plans, as set forth on Attachment 1, will become fully vested and exercisable (the “Accelerated Stock Options”).  In order to receive this acceleration of vesting, you must be an employee, director or consultant of the Company on December 7, 2005.

Except for the acceleration of vesting, your Accelerated Stock Options will be governed by their original terms and conditions.  The acceleration of vesting with respect to your eligible stock options is not a taxable event.  However, the acceleration of vesting may cause the conversion of incentive stock options to non-qualified stock options as described in the attached Attachment 2.

The acceleration of vesting with respect to your eligible options will occur automatically and no action is required on your part.  You will not receive any additional documentation in connection with this acceleration of vesting of your eligible stock options and therefore we recommend that you retain this Notice for your records.

Questions relating to this Notice should be directed to:

SI International, Inc.
12012 Sunset Hills Road
Reston, VA 20190-5869
Attention:  Sheril Waldron
Phone:  (703) 234-7027
E-mail:  Sheril.Waldron@si-intl.com

We appreciate your continued efforts on behalf of the Company.

SI INTERNATIONAL, INC.

By:
Name: S. Bradford Antle
Title: President and Chief Executive Officer

Attachment 1

Schedule of Accelerated Stock Options

Award Number	Date of Award	Total Number of Shares	Per Share Exercise Price

	/ /		$

Attachment 2

Possible Conversion of Incentive Stock Options to Non-Qualified Stock Options

An option will qualify as an Incentive Stock Option under the Internal Revenue Code (the “Code”) only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.  The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate fair market value of the shares subject to all of your options designated as Incentive Stock Options (if any) which become exercisable for the first time during any calendar year (under all plans of the Company).  For purposes of the $100,000 dollar limitation, Incentive Stock Options are taken into account in the order in which they were granted, and the fair market value of the shares is determined based on the exercise price of the relevant option.

Any Incentive Stock Option accelerated in connection with this Notice will remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.  To the extent $100,000 dollar limitation is exceeded, the excess options shall be treated as non-qualified stock options.

As a result of the acceleration of vesting of your eligible Incentive Stock Options, any of your other Incentive Stock Options (not accelerated pursuant to this Notice) that vest in 2005 after December 7, 2005 may be treated as non-qualified stock options since you may have previously exceeded the $100,000 dollar limitation for 2005.